Exhibit 10.71

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of May 1, 2012, by and between Frank Cano (“Consultant”) and Dynavax Technologies Corporation (“Dynavax”).

RECITALS

A. Consultant possesses expertise relating to the field of manufacturing (“the Field”) and/or otherwise relating to the business of Dynavax.

B. Dynavax desires that Consultant provide Dynavax with certain consulting services requiring expertise in the Field, and Consultant desires to provide such consulting services, as set forth in this Agreement.

TERMS

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. ENGAGEMENT OF SERVICES. Effective as of the date hereof, Consultant will be retained by Dynavax to provide the services described on Exhibit A attached hereto, as requested by Dynavax (“Services”). Consultant agrees to be available to provide the Services at such times and locations as reasonably required by Dynavax, for the amount of time each month as may be set forth on Exhibit A or otherwise as necessary to perform the Services pursuant to this Agreement. The manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Consultant agrees to exercise the highest degree of professionalism in providing such Services. In providing the Services, Consultant agrees, as necessary and unless otherwise provided by Dynavax in its discretion, to provide the equipment, tools, and other materials required at Consultant’s own expense; and Dynavax will make its facilities and equipment available to Consultant when necessary. Dynavax shall be responsible for all reasonable travel expenses incurred by Consultant in performing Services under this Agreement. Consultant shall perform the Services necessary in a timely and professional manner consistent with industry standards at a location, place, and time which the Consultant deems appropriate.

2. FEES AND TAXES. Consultant shall be paid fees for the Services as described on Exhibit B hereto. Consultant shall issue monthly invoices to Dynavax for work already performed. Dynavax shall pay Consultant net 30 days from receipt of invoice. Consultant will include with invoices receipts for reimbursable travel expenses and will itemize such travel expenses on the invoice. Invoices must be received within six (6) months of the date services are provided. Company will not be obligated to pay any invoices received more than six (6) months after the date of service.

Because Consultant is an independent contractor, Dynavax will not withhold or make payments for state or federal income tax or Social Security (except if required by California state law); make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance on Consultant’s behalf. Dynavax will issue Consultant a 1099 form with respect to Consultant’s consulting fees. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of quarterly taxes, Social Security, disability, and other contributions based on the fees paid to Consultant, its agents, or employees under this Agreement. Consultant hereby indemnifies and defends Dynavax against any and all such taxes or contributions.

2. CONSULTANT NOT AN EMPLOYEE. Consultant agrees that it is the express intention of both Consultant and Dynavax that Consultant is an independent contractor and not an employee, agent, joint venturer, or partner of Dynavax. Consultant agrees not to give any person or entity any reason to believe that Consultant is an employee, agent, joint venturer, or partner of Dynavax. Consultant agrees not to bind Dynavax, unless expressly authorized by Dynavax in writing. Consultant will not receive any employee benefits such as paid holidays, vacations, sick leave, or other such paid time off, or participate in Dynavax-sponsored health insurance or other employee benefit plans.

3. PROPRIETARY INFORMATION AND INVENTIONS. Consultant agrees to abide by the Consultant Proprietary Information and Inventions Agreement and/or Non- Disclosure Agreement entered into between Dynavax and Consultant in connection herewith, and that a material breach of such agreement shall constitute a material breach hereunder.

4. TERMINATION. This Agreement shall be effective as of the date hereof and shall continue until December 31, 2012, unless terminated earlier as set forth in this paragraph. Either Dynavax or Consultant may terminate this Agreement at any time by giving the other party thirty (30) days written notice.

5. GENERAL. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of both Consultant and Dynavax, and inure to the benefit of both Consultant and Dynavax, their heirs, successors, and assigns. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between Consultant and Dynavax with respect to the terms and conditions of the subject matter hereof. This Agreement is entered into without relying upon any promise, warranty, or representation, written or oral, other than those expressly contained in this Agreement, and it supersedes any other such promises, warranties, representations, or agreements. This Agreement may not be amended or modified except by a written instrument signed by both Consultant and a duly authorized officer of Dynavax. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, as such laws are applied to contracts executed and performed entirely within California. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. A failure of either Consultant or Dynavax to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or Dynavax to enforce each and every such provision.

6. ARBITRATION. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation or performance of this Agreement shall be resolved through binding and nonappealable arbitration administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in San Francisco County, California. Any such arbitration shall be conducted before a single arbitrator to be appointed by the parties from JAMS’ roster. If the parties fail to agree to as to the identity of the single arbitrator, JAMS shall have the right to make such appointment. The conduct of the arbitration hearing and discovery prior thereto shall be in accordance with the California Code of Civil Procedure, California Rules of Court, and California Rules of Evidence. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrator, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. The nonprevailing party shall pay the prevailing party’s costs and expenses (including attorneys’ fees) of any such arbitration. Consultant and Dynavax shall bear equally the fees and expenses of the arbitrator. The arbitrator shall decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the arbitrator.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGREED TO:		AGREED TO:
Dynavax Technologies Corporation

By:	/s/ Tyler Martin	By:	/s/ Frank Cano
	Tyler Martin		Frank Cano

Date:	1 MAY 2012	Date:	5/1/12

Dynavax Technologies
2929 Seventh Street, Suite 100
Berkeley, CA 94710
Telephone: 510-848-5100
Fax:
Email: tmartin@dynavax.com

EXHIBIT A

SCOPE OF SERVICES

CONSULTANT WILL BE ON-SITE 2-DAYS PER WEEK AS NEEDED, TO PROVIDE MANAGEMENT GUIDANCE IN THE MANUFACTURING AREA AND AS LIAISON FOR THE BOARD WITH THE CEO AND PRESIDENT.

EXHIBIT B

CONSULTING FEES

CONSULTANT FEES IS $10,000 PER MONTH FOR ON-SITE SERVICES 2-DAYS PER WEEK.

NET: 30-DAYS

MAXIMUM: NOT TO EXCEED $120,000